Exhibit 99(g)(2)

AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT
AMONG
CAREY CREDIT ADVISORS, LLC,
GUGGENHEIM PARTNERS INVESTMENT MANAGEMENT, LLC
AND
CAREY CREDIT INCOME FUND (for the limited purposes set forth herein)
This Amended and Restated Investment Sub-Advisory Agreement (this “Agreement”) is made this 26th day of January 2017, by and among CAREY CREDIT ADVISORS, LLC, a Delaware limited liability company (the “Advisor”), GUGGENHEIM PARTNERS INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (the “Sub-Advisor”) and CAREY CREDIT INCOME FUND, a Delaware statutory trust (the “Company”), with respect to its rights and obligations set forth in Sections 2(d), 4, 6, 8, 9, 10, 11 and 21 herein.
WHEREAS, the Advisor has been retained to serve as the investment advisor to the Company, a newly organized, non-diversified, closed-end management investment company that intends to elect to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (together with the rules promulgated thereunder, the “1940 Act”), pursuant to an Investment Advisory Agreement dated February 27, 2015 (the “Advisory Agreement”), in the form attached hereto as Exhibit A;
WHEREAS, the Advisor and the Sub-Advisor are investment advisors that are registered under the Investment Advisers Act of 1940, as amended (together with the rules promulgated thereunder, the “Advisers Act”);
WHEREAS, Section 1(e) of the Advisory Agreement permits the Advisor to enter into one or more sub-advisory agreements pursuant to which the Advisor may obtain the services of other investment advisors, as sub-advisors, to assist the Advisor in fulfilling its duties thereunder, in accordance with the requirements of the 1940 Act and other applicable federal and state law;
WHEREAS, the Advisor desires to retain the Sub-Advisor to assist it in fulfilling certain of its obligations under the Advisory Agreement;
WHEREAS, the Sub-Advisor is willing to assist the Advisor in the manner and on the terms and conditions hereinafter set forth; and
WHEREAS, the parties had previously entered into an Investment Sub-Advisory Agreement (the “Prior Agreement”) dated as of February 27, 2015 and wish to amend and restate the Prior Agreement to make certain non-material changes thereto.
NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Advisor and the Sub-Advisor hereby agree as follows:
1.Duties of the Sub-Advisor.
(a)    Retention of Sub-Advisor. The Advisor hereby retains the Sub-Advisor to assist the Advisor in managing the investment and reinvestment of the assets of the Company, subject to the supervision of the Advisor and the board of trustees of the Company (the “Board of Trustees”), upon the terms herein set forth:

(i)
in accordance with the investment objective, policies and restrictions that are set forth in the Company’s Registration Statement on Form 10 as declared effective by the Securities and Exchange Commission (the “SEC”), as amended or superseded from time to time (the “Registration Statement”); and

(ii)
in accordance with applicable federal and state laws, rules and regulations, and the Company’s Amended and Restated Declaration of Trust, as further amended from time to time (the “Declaration of Trust”).

(b)    Responsibilities of Sub-Advisor. Without limiting the generality of the foregoing, the Sub-Advisor shall, during the term and subject to the provisions of this Agreement:

(i)	determine, in conjunction with the Advisor, the composition and allocation of the Company’s portfolio, the nature and timing of any changes therein and the manner of implementing such changes;

(ii)	identify, evaluate and negotiate the structure of the investments made by the Company, including executing transactions on behalf of the Company;

(iii)	separately or in conjunction with the Advisor, conduct due diligence on prospective portfolio companies;

(iv)	execute, close, service and monitor the Company’s investments, including providing or otherwise making available managerial assistance to the Company’s portfolio companies;

(v)	participate in the fair valuation process for portfolio investments pursuant to valuation policies and procedures approved by the Board of Directors or a committee thereof;

(vi)
participate in the review of draft public financial statements and registration statements to ensure that the information presented regarding the Sub-Advisor and the portfolio investments is accurate and not misleading;

(vii)
participate in presentations to: (a) managing dealer wholesaling personnel; (b) broker-dealer road shows; (c) educational forums; (d) due diligence review programs conducted by third-party evaluators and due diligence officers of broker-dealers; and (e) other marketing events and forums to facilitate the Company’s fund raising efforts;

(viii)	as required or otherwise permitted by the Board of Trustees, attend meetings of, and participate in presentations to, the Board of Trustees;

(ix)	provide the Advisor with such other research and related services as the Advisor may, from time to time, reasonably require for the Advisor to manage the Company; and

(x)	use commercially reasonable efforts to arrange for debt financing on the Company’s behalf as may be determined necessary by the Advisors, subject to oversight and approval of the Board of Trustees.
Notwithstanding the foregoing, each investment by the Company will require the approval of the Advisor. The Advisor shall approve each of the Company’s investments pursuant to the procedures agreed upon between the Advisor and Sub-Advisor. In addition, certain joint investments or co-investments by the Company with the Advisor or its Affiliates (as defined in Section 8(a) herein), or with the Sub-Advisor or its Affiliates, will require the prior approval of the Independent Trustees (as defined in the Declaration of Trust), in each case, to the extent required by the 1940 Act and pursuant to the applicable terms of any exemptive order issued by the SEC relating to the Company. All investment decisions and approvals shall comply in all respects with the Advisor’s and Sub-Advisor’s investment approval policies and the applicable terms of any exemptive order issued by the SEC relating to the Company.
(c)    Power and Authority. To facilitate the Sub-Advisor’s performance of these responsibilities, but subject to the restrictions contained herein and the obligation of the Advisor to approve each of the Company’s investments, the Advisor hereby delegates to the Sub-Advisor, and the Sub-Advisor hereby accepts, the power and authority to act on behalf of the Company to effectuate investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. If the Sub-Advisor deems it necessary or advisable to make, through a special purpose vehicle, any investment it is permitted hereunder to make on behalf of the Company, then the Sub-Advisor shall have authority to create, or arrange for the creation of, such special purpose vehicle and to make such investment through such special purpose vehicle in accordance with applicable law. The Advisor, on behalf of the Company, but subject to the restrictions contained herein, also grants to the Sub-Advisor power and authority to engage in all activities and transactions (and anything incidental thereto) that the Sub-Advisor reasonably deems appropriate, necessary or advisable to carry out its duties pursuant to this Agreement.
(d)    Acceptance of Appointment. The Sub-Advisor hereby agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.
(e)    Independent Contractor Status. The Sub-Advisor shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Advisor or the Company in any way or otherwise be deemed an agent of the Advisor or the Company.
(f)    Record Retention. Subject to review by the Advisor and the Company, the Sub-Advisor shall maintain and keep all books, accounts and other records of the Sub-Advisor that relate to activities performed by the Sub-Advisor hereunder as required under the 1940 Act, the Advisers Act and other applicable law. The Sub-Advisor agrees that all records that it maintains and keeps for the Advisor or the Company shall at all times remain the property of the Advisor and the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered to the Advisor or the Company upon the termination of this Agreement or otherwise on written request by the Company. The Sub-Advisor further agrees that the records that it maintains and keeps for the Advisor or the Company shall be preserved in the manner and for the periods prescribed by the 1940 Act, unless any such records are earlier surrendered as provided above. The Sub-Advisor shall have the right to retain copies, or originals where required by Rule 204-2 promulgated under the Advisers Act, of such records to the extent required by applicable law, subject to observance of its confidentiality obligations under this Agreement. The Sub-Advisor shall maintain records of the locations where books, accounts and records are maintained among the persons and entities providing services directly or indirectly to the Sub-Advisor, the Advisor or the Company.
(g)    Fiduciary Duty. The Sub-Advisor has a fiduciary duty in connection with the safekeeping and use of funds and assets of the Company.
2.    Expenses.
(a)    Advisor and Company Expenses. Except as provided in this Section, the Sub-Advisor assumes no obligation with respect to, and shall not be responsible for, the expenses of the Advisor or the Company in fulfilling the Sub-Advisor’s obligations hereunder.
(b)    Sub-Advisor Personnel. During the term of this Agreement, all personnel of the Sub-Advisor, when and to the extent engaged in providing investment advisory services and managerial assistance hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services and assistance, shall be provided and paid for by the Sub-Advisor and not by the Advisor or the Company.
(c)    Excess Expenses. The Sub-Advisor acknowledges and agrees that, jointly and equally with the Advisor, it will be responsible for the payment of the Company’s organization and offering expenses to the extent they exceed 1.5% of the Company’s aggregate gross proceeds, without recourse against or reimbursement by the Company.
(d)    Portfolio Company Compensation. In certain circumstances the Advisor, the Sub-Advisor, or any of their respective Affiliates, may receive compensation from a portfolio company in connection with the

Company’s investment in such portfolio company. Any compensation received by the Advisor, the Sub-Advisor, or any of their respective Affiliates, attributable to the Company’s investment in any portfolio company, in excess of any of the limitations in, or exemptions granted from, the 1940 Act, any interpretation thereof by the staff of the SEC, or the conditions set forth in any exemptive relief granted to the Advisor, the Sub-Advisor or the Company by the SEC, shall be delivered promptly to the Company. Half of any compensation retained by the Sub-Advisor, or any of its Affiliates, and not delivered to the Company pursuant to the previous sentence, shall be delivered promptly to the Advisor; likewise, half of any compensation retained by the Advisor, or any of its Affiliates, and not delivered to the Company pursuant to the previous sentence shall be delivered promptly to the Sub-Advisor.
(e)    Records of Expenses. The Sub-Advisor shall maintain and supply to the Company and the Advisor, as they may reasonably request, reasonably detailed records of all Sub-Advisor expenses for which it seeks reimbursement from the Advisor or the Company.
3.    Compensation of the Sub-Advisor.
(a)    General. With respect to the Management Fees and Incentive Fees (as defined in the Advisory Agreement) payable to the Advisor by the Company pursuant to the Advisory Agreement, the Sub-Advisor shall be entitled to receive from the Advisor 50% of any such amounts earned by the Advisor. Such amounts shall be payable monthly in arrears, or as otherwise provided for in this Section 3 or Section 11(c) hereof, and the Advisor shall pay or cause the Company to pay, as appropriate, such amounts directly to the Sub-Advisor at the same time fees are paid to the Advisor pursuant to the Advisory Agreement.
(b)    Waiver or Deferral of Fees. Pursuant to Section 3(c) of the Advisory Agreement, the Advisor has retained the right to elect to waive or defer all or a portion of the fees that would otherwise be paid to it. The Advisor shall not make any such elections with respect to the Sub-Advisor’s portion of such fees, without the prior written consent of the Sub-Advisor. The Advisor hereby undertakes to discuss any such election with the Sub-Advisor in advance and provide no less than five business days’ notice to the Sub-Advisor before the Advisor seeks to notify the Company of any such election. All or any part of the Advisor’s deferred fees not paid over to the Advisor with respect to any month, quarter or year shall be deferred without interest and may be paid over any specified later date, as the Advisor may determine, pursuant to written notice thereof to the Company at least 30 days but no more than 60 days prior to such specified date, and upon prior written consent of the Sub-Advisor. Upon receipt of such consent, the Advisor shall make the election on behalf of the Sub-Advisor and shall take any other actions reasonably necessary to cause the Company to pay such deferred fees directly to the Sub-Advisor on such specified date.
4.    Representations, Warranties and Covenants.
(a)    Representation, Warranties, and Covenants of the Sub-Advisor. The Sub-Advisor represents and warrants that it is registered as an investment advisor under the Advisers Act on the effective date of this Agreement as set forth in Section 11 herein, and covenants that it shall maintain such registration until the expiration or termination of this Agreement. The Sub-Advisor agrees that its activities shall at all times comply in all material respects with all applicable federal and state laws governing its operations and investments. The Sub-Advisor agrees that it will promptly notify the Advisor of the occurrence of any event that would disqualify it from serving as an investment advisor to an investment company pursuant to Section 9(a) of the 1940 Act. The Sub-Advisor has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Advisor and the Company with a copy of that code, together with evidence of its adoption. The Sub-Advisor will make such reports to the Company as are required by Rule 17j-1.
(b)    Representation, Warranties, and Covenants of the Advisor. The Advisor represents and warrants that it is registered as an investment advisor under the Advisers Act on the effective date of this Agreement as set forth in Section 11 herein, and covenants that it shall maintain such registration until the expiration or termination of this Agreement. The Advisor agrees that its activities shall at all times comply in all material respects with all applicable federal and state laws governing its operations and investments. The Advisor agrees that it will promptly notify the Company and the Sub-Advisor of the occurrence of any event that would disqualify it from serving as an investment advisor to an investment company pursuant to Section 9(a) of the 1940 Act.
5.    Broker-Dealer Selection.
The Sub-Advisor is authorized to select the brokers or dealers (collectively “Brokers”) through which to execute the purchases and sales of portfolio securities in portfolio companies. In selecting Brokers, the Sub-Advisor may give consideration to factors other than price, including, but not limited to, research services and market information. Any such services or information which the Sub-Advisor receives in connection with activities for the Company may also be used by the Sub-Advisor for the benefit of other clients and customers of the Sub-Advisor or any of its Affiliates. The Sub-Advisor is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Sub-Advisor determines in good faith, taking into account factors, including without limitation, price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and is consistent with the Sub-Advisor’s duty to seek the best execution on behalf of the Company. The Sub-Advisor shall promptly communicate to the investment committee of the Advisor and to the officers of the Company such information relating to portfolio transactions as they may reasonably request. Notwithstanding the foregoing, with regard to transactions with or for the benefit of the Company, the Advisor may not pay any commission or receive any rebates or give-ups, nor participate in any business arrangements which would circumvent this restriction.
6.    Other Activities of the Sub-Advisor.
The services of the Sub-Advisor to the Advisor and the Company are not exclusive, and the Sub-Advisor may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to or different from those of the Company, and nothing in this Agreement shall limit or restrict the right of any officer, director, shareholder (and their shareholders or members, including the owners of their shareholders or members), officer or employee of the Sub-Advisor to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). The Sub-Advisor assumes no responsibility under this Agreement other than to render the services set forth herein.
During the term of this Agreement and for a period of one (1) year following any termination or nonrenewal of this Agreement for any reason, the Company shall not, directly or indirectly on behalf of itself or any other person or entity: (a) solicit the employment of or employ any partners, shareholders, directors, officers, employees, consultants and/or associated persons (each, an “Associate”) of the Sub-Advisor, or any of their respective Affiliates (collectively, “Sub-Advisor Persons”) or any person or entity who was an Associate of an Sub-Advisor Person during the one-year period preceding such proposed solicitation or employment, or (b) induce, persuade or attempt to induce or persuade the discontinuation of, or in any way interfere or attempt to interfere with, the relationship between an Sub-Advisor Person and any Associate of such Sub-Advisor

Person or any person or entity who was an Associate of such Sub-Advisor Person during the one-year period preceding such proposed inducement, persuasion or interference or attempted inducement, persuasion or interference. The parties intend that any provision of this Section 6 held invalid, illegal or unenforceable only in part or degree because of the duration or geographic scope thereof shall remain in full force to the extent not held invalid, illegal or unenforceable.
For purposes of this Agreement, “Affiliate” or “Affiliated” or any derivation thereof means with respect to any individual, corporation, partnership, trust, joint venture, limited liability company or other entity or association (“Person”): (a) any Person directly or indirectly owning, controlling, or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (c) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (d) any executive officer, director, trustee or general partner of such other Person; or (e) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.
7.    Responsibility of Dual Directors, Officers and/or Employees.
If any person who is a director, officer, stockholder or employee of the Sub-Advisor is or becomes a trustee, officer, stockholder and/or employee of the Company and acts as such in any business of the Company, then such director, officer, stockholder and/or employee of the Sub-Advisor shall be deemed to be acting in such capacity solely for the Company, and not as a director, officer, stockholder or employee of the Sub-Advisor or under the control or direction of the Sub-Advisor, even if paid by the Sub-Advisor.
8.    Indemnification.
(a)    Indemnification. Subject to Section 8(c) and Section 9, the Sub-Advisor and its directors, officers, stockholders or members (and their stockholders or members, including the owners of their stockholders or members), agents, employees, controlling persons (as determined under the 1940 Act (“Controlling Persons”)) any other person or entity Affiliated with, or acting on behalf of, the Sub-Advisor (each an “Indemnified Party” and, collectively, the “Indemnified Parties”) shall not be liable to either the Advisor or the Company for any action taken or omitted to be taken by the Sub-Advisor in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment sub-advisor to the Company (except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services), and (i) except with respect to any Advisor Indemnified Losses (as defined below), the Company shall indemnify, defend and protect the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) (“Losses”) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) (each a “Proceeding”) arising out of or otherwise based upon the performance of any of the Indemnified Parties’ duties or obligations under this Agreement or otherwise as an investment sub-advisor of the Company, in each case to the extent such Losses are not fully reimbursed by insurance and otherwise to the fullest extent such indemnification would be permitted by the Company under the Company’s Articles of Incorporation, the 1940 Act, the laws of the State of Delaware and other applicable law, and (ii) the Advisor shall indemnify, defend and protect the Indemnified Parties and hold them harmless from and against all Losses incurred by the Indemnified Parties in or by reason of any pending, threatened or completed Proceeding arising out of or otherwise based upon the Advisor’s nonfulfillment of, or failure to comply with, any of the Advisor’s duties or obligations under this Agreement (the “Advisor Indemnified Losses”), in each case, to the extent such Losses are not fully reimbursed by insurance and otherwise to the fullest extent such indemnification would be permitted for the Advisor under the Company’s Declaration of Trust, the 1940 Act, the laws of the State of Delaware and other applicable law. For purposes of this

Agreement, “Affiliate” or “Affiliated” or any derivation thereof means with respect to any individual, corporation, partnership, trust, joint venture, limited liability company or other entity or association (“Person”): (a) any Person directly or indirectly owning, controlling, or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (c) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (d) any executive officer, director, trustee or general partner of such other Person; or (e) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.
Notwithstanding the foregoing, the Indemnified Parties will not be entitled to indemnification or be held harmless pursuant to this Section 8(a) for any activity for which the Sub-Advisor shall be required to indemnify or hold harmless the Advisor and the Company pursuant to Section 8(c). Any indemnification of the Indemnified Parties by the Advisor for Advisor Indemnified Losses may be made only out of the net assets of the Advisor and not from the equity owners of the Company.
(b)    Advancement of Funds. The Company and the Advisor, as the case may be, shall be permitted to advance funds to the Indemnified Party for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are met:

(i)	the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Advisor in performing its duties to the Company;

(ii)
the Indemnified Party provides the Company with written affirmation of the Indemnified Party’s good faith belief that the Indemnified Party has met the standard of conduct necessary for indemnification by the Company;

(iii)
the legal action is initiated by a third party who is not a Company shareholder, or the legal action is initiated by a Company shareholder and a court of competent jurisdiction specifically approves such advancement; and

(iv)
the Indemnified Party undertakes in writing to repay the advanced funds to the Advisor or the Company, allocated as advanced, together with the applicable legal rate of interest thereon, in cases in which the Indemnified Party is not found to be entitled to indemnification pursuant to a final, non-appealable decision of a court of competent jurisdiction.

(c)    Sub-Advisor Obligation. The Sub-Advisor shall indemnify the Advisor and the Company, and their respective Affiliates and Controlling Persons, for any Losses that the Advisor, the Company or their respective Affiliates and Controlling Persons may sustain as a result of the Sub-Advisor’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws.
9.    Limitation on Indemnification.
Notwithstanding Section 8(a) to the contrary, nothing contained herein shall protect or be deemed to protect any of the Indemnified Parties against or entitle or be deemed to entitle any of the Indemnified Parties to indemnification in respect of, any Losses to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Sub-Advisor’s duties or by reason of the reckless disregard of the Sub-Advisor’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).
In addition, notwithstanding any of the foregoing to the contrary, the provisions of Section 8 and this Section 9 shall not be construed so as to provide for the indemnification of any Indemnified Party for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of Section 8 and this Section 9 to the fullest extent permitted by law.
10.    Brand Usage.
The Sub-Advisor conducts its investment advisory business under, and owns all rights to, the trademark “Guggenheim” and the “Guggenheim” design (collectively, the “Brand”). In connection with the Company’s (a) public filings; (b) requests for information from state and federal regulators; (c) offering materials and advertising materials; and (d) press releases, the Company may state in such materials that investment advisory services are being provided by the Sub-Advisor to the Company under the terms of this Agreement. The Sub-Advisor hereby grants a non-exclusive, non-transferable, and non-sublicensable license to the Company for the use of the Brand solely as permitted in the foregoing sentence. The Company agrees that the Sub-Advisor is the sole owner of the Brand and agrees not to challenge or contest the validity of, or the Sub-Advisor’s rights in the Brand (and the associated goodwill). Prior to using the Brand in any manner, the Company or the Advisor, as applicable, shall submit all proposed uses to the Sub-Advisor for prior written approval. The Advisor agrees to control the use of such Brand in accordance with the standards and policies as established between the Advisor and the Sub-Advisor. The Sub-Advisor reserves the right to terminate this license immediately upon written notice for any reason, including if the usage is not in compliance with the standards and policies. Notwithstanding the foregoing, the term of the license granted under this Section shall be for the term of this Agreement only, including renewals and extensions, and the right to use the Brand as provided herein shall terminate immediately upon the termination of this Agreement or the investment sub-advisory relationship between the Advisor and the Sub-Advisor. The Company and the Advisor each agree that the Sub-Advisor is the sole owner of the Brand, and any and all goodwill in the Brand arising from the Company’s use shall inure solely to the benefit of the Sub-Advisor. Without limiting the foregoing, this license shall have no effect on the Company’s ownership rights of the works within which the Brand shall be used.
11.    Effectiveness, Duration and Termination of Agreement.
(a)    Term and Effectiveness. This Agreement shall become effective on the date first written above and shall continue in effect for one year; thereafter, the Agreement shall continue automatically for successive one-year periods, provided that such continuance is specifically approved at least annually by: (i) the vote of the Board of Trustees, or by the vote of a majority of the outstanding voting securities of the Company, and (ii) the vote of a majority of the Company’s trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party (“Independent Trustees”), in accordance with the requirements of the 1940 Act.
(b)    Termination. This Agreement may be terminated at any time, without the payment of any penalty: (i) by the Company upon 60 days’ prior written notice to the Sub-Advisor provided that such termination is authorized by either: (A) the vote of a majority of the outstanding voting securities of the Company or (B) the vote of the Board of Trustees, including the Independent Trustees; or (ii) by the Sub-Advisor upon not less than 120 days’ prior written notice to the Advisor and the Company. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 202(a)(41) of the Advisors Act). The provisions of Sections 8 and 9 of this Agreement shall remain in full force and effect, and the Sub-Advisor shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Notwithstanding the foregoing, the Advisor and Sub-Advisor have separately agreed among themselves that, in the event that one of them is removed by the Company as investment advisor other than for cause, the other will also terminate its advisory agreement.

(c)    Payments to and Duties of Sub-Advisor Upon Termination.

(i)
After the termination of this Agreement, the Sub-Advisor shall not be entitled to compensation for further services provided hereunder except that it shall be entitled to receive from the Advisor within 30 days after the effective date of such termination all unpaid reimbursements and all earned but unpaid compensation payable to the Sub-Advisor prior to termination of this Agreement, including any deferred fees; provided, however that payment of such compensation shall be subject to the provisions of Section 3 herein.

(ii)
In the event of a termination by the Sub-Advisor pursuant to Section 11(b)(ii), above, the Sub-Advisor shall pay all direct expenses incurred as a direct result of its withdrawal up to but not exceeding $250,000.

(iii)	The Sub-Advisor shall promptly upon termination:

(a)	deliver to the Advisor or the Board of Trustees all assets and documents of the Company then in custody of the Sub-Advisor; and

(b)	cooperate with the Advisor and the Company to provide an orderly transition of services.
12.    Proxy Voting.
The Sub-Advisor will exercise voting rights on any assets held in the portfolio securities of portfolio companies in accordance with the Sub-Advisor’s proxy voting policies and procedures, as any such proxy voting policies and procedures may be amended from time to time. The Sub-Advisor is obligated to furnish to the Advisor and the Company, in a timely manner, a record of all proxies voted in such form and format that complies with applicable federal statutes and regulations (e.g., Form N-PX).
13.    Notices.
Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at the address listed below or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.
14.    Amendments.
This Agreement may be amended by mutual written consent of the parties.
15.    Severability.
If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.
16.    Counterparts.
This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on both parties hereto, notwithstanding that both parties shall not have signed the same counterpart.

17.    Entire Agreement.
This Agreement contains the entire agreement of the parties and supersedes all prior understandings and arrangements with respect to the subject matter hereof.
18.    Governing Law.
Notwithstanding the place where this Agreement may be executed by any of the parties hereto and the provisions of Section 8, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Company is regulated as a BDC under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act and the Advisers Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the 1940 Act or the Advisers Act, the latter shall control. Any references in this Agreement to a statute or provision of the 1940 Act or of the Advisers Act shall be construed to include any successor statute or provision, and any reference to any rule promulgated under the Advisers Act shall be construed to include any successor promulgated rule.
19.    Survival.
The provisions of Sections 1(f), 8, 9, 11, 18 and this Section 19 shall survive termination of this Agreement.
20.    Third Party Beneficiaries.
Except for any Indemnified Party, each of the Indemnified Parties being an intended beneficiary of this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.
21.    Insurance.
Pursuant to Section 20 of the Advisory Agreement, the Company has agreed to acquire and maintain a trustees and officers liability insurance policy or similar insurance policy which provides reasonable coverage and shall be obtained from a reputable insurer. If determined to be in the best interests of the Company, the Company may name the Advisor and any Sub-Advisors, each as an additional insured party, provided however that the Company and any named advisor shall pay for their allocated portion of the annual premium. Pursuant to Section 20 of the Advisory Agreement and subject to the conditions set forth therein, the Company has also agreed to make all payments required to maintain such policy in full force and effect, subject to payment by the advisors so named for their allocated portion thereof; and, to provide each of the Advisor and any Sub-Advisor with written notice upon receipt of any notice of: (a) any default under such policy; (b) any pending or threatened termination, cancellation or non-renewal of such policy or (c) any coverage limitation or reduction with respect to such policy. The Advisor agrees that it shall take all steps necessary to enforce the Company’s obligations under Section 20 of the Advisory Agreement.
[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.
CAREY CREDIT ADVISORS, LLC
a Delaware limited liability company

By:    /s/ Mark Goldberg
Name: Mark Goldberg
Title:     President

GUGGENHEIM PARTNERS INVESTMENT MANAGEMENT, LLC
a Delaware limited liability company

By:    /s/ Kevin M. Robinson
Name:    Kevin M. Robinson
Title:    Attorney-in-Fact

Acknowledged and Agreed to with respect to
Sections 2(d), 4, 6, 8, 9, 10, 11 and 21:

CAREY CREDIT INCOME FUND
a Delaware statutory trust

By:    /s/ Paul S. Saint-Pierre
Name:     Paul S. Saint-Pierre
Title:     Chief Financial Officer

EXHIBIT A
Investment Advisory Agreement